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                                                                    EXHIBIT 10.6



                MARKET DEVELOPMENT AND DISTRIBUTORSHIP AGREEMENT

This Agreement is made as of the 31st day of January, 1996, by and between Donlar Corporation ("DONLAR"), an Illinois Corporation, having its principal office at 6502 S. Archer Road, Bedford Park, Illinois, U.S.A 60501, and FMC CORPORATION (UK) LIMITED, Process Additives Division ("FMC"), a company registered in England and Wales No. 259569, having its principal office at Tenax Road, Trafford Park, Manchester M17 1WT, United.

                                 BACKGROUND

DONLAR has developed and manufactures certain proprietary biodegradable polyaspartic polymers ("Products"), which may have certain applications within the oilfield industry ("Field"). The Products and Field are more specifically described in Schedule A. DONLAR lacks the established market presence required for successful development and marketing of Products in the Field and does not, at this time, intend to develop such a presence. FMC is recognized as a leading manufacturer and distributor of high performance polymers within the Field. Both DONLAR and FMC desire for FMC to be appointed DONLAR's exclusive distributor of Products in the Field under the terms of this Agreement.

Intending to be legally bound, the parties agree as follows:

                                   AGREEMENT

1. Distributorship

   A. Exclusive Appointment. Under the terms and conditions of this Agreement, DONLAR appoints FMC its sole and exclusive worldwide distributor for the sale of Products in the Field and FMC accepts such appointment. FMC's retention of its exclusive distributor status is conditioned on its purchase from DONLAR of the following quantity of Products during the indicated calendar years:

                    Calendar Year      Minimum Purchase Quantity
                    -------------      -------------------------
                    1996                   15 metric tonnes
                    1997                  180 metric tonnes
                    1998                  550 metric tonnes
                    1999                 1750 metric tonnes
                    2000                 2500 metric tonnes


   Should FMC fail to meet such minimum in any year, it will nevertheless retain its exclusive status if it can provide DONLAR with reasonable demonstration of its ability to meet the required minimum for the next calendar year. To this end FMC may present to DONLAR forecasted or budgeted sales of Product with supporting documentation. Beginning in 1997, should the above Minimum Purchase Quantities not be met due to any shortfall in Product availability then FMC shall retain its exclusive distribution rights under this Agreement, the



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    Minimum Purchase Quantity in the following year shall automatically be decreased by the same percentage as the shortfall bears to Minimum Purchase Quantity for that year, and FMC and DONLAR shall confer as to whether the Minimum Purchase Quantity for subsequent years should be revised downward.

    B. Nature of Relationship. It is agreed that the relationship between DONLAR and FMC shall be that of a seller and a buyer and that this Agreement shall not constitute an appointment of FMC as DONLAR's agent or legal representative for any purpose whatsoever.

    C. Activities. FMC is not authorized to distribute the Products for use in any applications outside of the Field. Moreover, for so long as FMC retains its exclusive distributor status under this Agreement, FMC will not purchase from any source other than DONLAR, manufacture or sell for use in the Field any readily biodegradable (as defined in Schedule C) polymer products with physical characteristics similar to Products. The preceding sentence does not preclude FMC from continuing to manufacture and/or distribute for use in the Field any products which it currently offers. During the term of this Agreement, FMC shall be free to offer or sell, and DONLAR shall not offer nor sell, Products to any person or company residing anywhere throughout the world.

    D. FMC Compensation. FMC's sole compensation for distribution of Products shall consist of the difference between FMC's purchase price and selling price of Products.

2.  Order and Delivery

    A. Demand Forecast. On or before October 31 of each year during the term of this Agreement, FMC shall provide DONLAR with a nonbinding estimate of its purchase quantities of Products for the subsequent year. FMC shall also provide DONLAR with a nonbinding estimate of the purchase quantity and delivery schedule of Products for each calendar quarter at least one month prior to the beginning of such calendar quarter.

    B. Purchase Orders. The purchase quantity and the delivery schedule of individual sales contracts shall be agreed and confirmed in writing by both parties pursuant to purchase orders or releases against this Agreement. No shipments shall be made prior to such written confirmation. This written confirmation shall finally fix the purchase quantity and the delivery schedule of the individual sales contracts.

    C. Delivery. Terms of delivery of the Products to FMC shall be DDP, FMC's Trafford Park, UK, facility, (INCOTERMS 1994), unless otherwise mutually agreed in writing. DONLAR shall also be responsible for any other taxes or other governmental charges imposed in connection with putting Products in FMC's possession in the United Kingdom. All deliveries shall be accompanied by a certificate containing the lot numbers, drum numbers, certificates of analysis and the analytical approval dates for the shipment. Ownership of and the risk of loss on Products shall pass to FMC from DONLAR upon delivery to FMC on such terms.

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3. Price. The price for Products during the 1996 calendar year is set forth on Schedule A. On or before December 1 of each year, DONLAR shall propose a price schedule for the upcoming calendar year. Any agreed upon price schedule must be in writing and signed by both parties. If the parties are unable to agree on the effective price schedule by January 1 of that upcoming calendar year, then either party may by written notice to the other party terminate this Agreement under Section 6B(i) below and, until such termination is effective, the price schedule for the prior year shall apply to all Product sold to FMC. Under no circumstances shall DONLAR exercise control over, influence, or be consulted regarding the prices for FMC's sales of Products.

4. Payment. Payment shall be made by FMC to DONLAR in British Pounds Sterling by electronic transfer within sixty (60) days from the delivery date of Products pursuant to Section 2C (hereinafter referred to as "Delivery Date") for all Products meeting the applicable specifications set forth in Schedule B.

5.  Market Development Activities.

    A. FMC. FMC intends to market the Products under FMC's "Bellasol" trade names. FMC will use its best efforts and bear all of its costs (including all advertising) to promote and enhance the sale of the Products in the Field. FMC will provide and maintain at its own expense facilities and qualified personnel sufficient to provide a high standard of service in the sale of Products to its customers in the Field and sufficient inventories to meet its customers' needs. FMC shall comply with all applicable laws and regulations during the course of performance of this Agreement and in related activities, including registering this Agreement and any Product where required. FMC shall bear costs of any testing required in connection with such Product registration, but FMC retains ultimate discretion to determine whether to undertake registration and associated costs in any particular jurisdiction (i.e., will costs be justified by the anticipated market opportunities there).

    B. DONLAR. DONLAR shall sell Products to FMC meeting the applicable specifications set forth in Schedule B and shall use reasonable diligence to deliver Products to FMC pursuant to the individual sales contracts agreed and confirmed in accordance with Section 2B, but shall not be responsible for delay in delivery, or failure to deliver, any Products sold hereunder for reasons which are beyond its reasonable control. DONLAR shall furnish FMC on an ongoing basis with appropriate technical information and product support in its possession to enable FMC to effectively market the Products in the Field. DONLAR will also share with FMC (and represents that it is so entitled to do) applicable Product technical and applications information generated by or with British Petroleum ("BP") relating to the Field, and will promptly inform BP of FMC's exclusive status under this Agreement.

    C. Joint Activity. The parties intend to work closely together and to keep each other regularly informed of activities related to the Field that may be pertinent to the Products. Each fall the parties shall review market conditions, marketing strategy, Product requirements, long-range

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    marketing plans and prices for the next year. In addition, FMC shall keep DONLAR informed on a quarterly basis (or more frequently if the parties so desire) regarding (i) FMC sales efforts and Product sales effectuated, (ii) customer feedback on Products, (iii) status of Product application testing, environmental testing and registrations, and (iv) development or activity of products competitive with the Products. DONLAR shall keep FMC informed on a regular basis of development or activity of products competitive with the Products. The parties shall inform the other party immediately of any potential injurious effects or side effects to humans, other living creatures or the environment of any nature whatsoever that could occur from the distribution, handling, storage or use of any of the Products.

6.  Term and Termination.

    A. Term. The term of this Agreement shall commence as of the date first above written and shall continue in full force and effect through December 31, 2000, and shall automatically thereafter renew for an additional five
    (5) year term, unless at any time terminated pursuant to Section 6B.

    B. Termination. This Agreement may be terminated prior to the expiration of the term (or renewal term) specified in section 6A, in any of the following:

       (i) By either party, upon 120 days' prior written notice to the other party.

       (ii) If either party enters or is placed in bankruptcy, receivership or liquidation, is nationalized, becomes insolvent or makes an assignment for the benefit of its creditors, the other party may terminate this Agreement forthwith by giving written notice of such termination to the party.

       (iii) By either party if the other party is in material breach or default of any obligation required hereunder and such breach or default has not been remedied within sixty (60) days after receipt of written notice describing such breach or default.

    C. Post Expiration/Termination Delivery of Product. If this Agreement expires pursuant to Section 6A or is terminated pursuant to Sections 6B(i) or 6B(iii), DONLAR's obligation to deliver Products shall be limited to the delivery on the individual sales contracts agreed and confirmed prior to such expiration or termination date. If this Agreement is terminated pursuant to Section 6B(ii), the individual sales contracts then existing but not performed shall be automatically cancelled.

    D. Consequences of Expiration/Termination. Neither party, by reason of the termination or expiration of this Agreement, shall be liable to the other party for compensation, reimbursement or damages because of the loss of goodwill, anticipated sales or prospective profits, or because of expenditures, investments or other matters related to the performance hereunder or to the business of the parties.

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    E. Continuing Obligations. Neither termination nor expiration of this
    Agreement shall relieve either party from the duty to discharge in full all obligations accrued or due under this Agreement prior to the date of termination or expiration.

7.  Warranties and Representations.

    A. Products. DONLAR warrants that Products delivered hereunder shall meet the applicable product specifications, which is shown in Schedule B, for twelve (12) months from the respective Delivery Date. DONLAR warrants that it has previously disclosed to FMC all material information relating to health, safety and environmental aspects of handling, storing and using in the Field the Products, and that such information (including, without limitation material safety data sheets for the Products) is true, complete and accurate to the best of DONLAR's knowledge.

    B. Technology and Exclusive Rights. DONLAR warrants and represents to FMC that (i) it possesses full rights, title and interest in and to any and all patents, know-how and other property rights in every jurisdiction throughout the world which may be necessary to make, distribute and use the Products in the Field throughout the world (and hereby grants FMC and its customers a license to practice the same throughout the duration of this Agreement), and (ii) DONLAR's grant of any and all rights in this Agreement to FMC and the disclosure of information hereunder does not breach or violate any other agreement or obligation of confidentiality between DONLAR and a third party, nor any governmental prohibitions.

    C. Exclusion. Except for the above, DONLAR makes no representation or warranty with respect to Products sold hereunder, whether express or implied, including, but not limited to, any implied warranty of merchantability or fitness for a particular purpose.

8.  Patents; Trademarks and Confidentiality.

    A. Patents. Each party shall promptly notify the other party in writing with respect to any claim of infringement or alleged infringement of patent, know-how or other intellectual property rights that may be brought by a third party with respect to the manufacture, distribution or use of the Products in the Field. DONLAR shall defend, indemnify and hold harmless FMC against any claims of infringement or alleged infringement of patent, know-how or other intellectual property right that may be brought by a third party with respect to the distribution and/or use of Products in the Field (except for claims respecting FMC trademarks).

    B. Trademarks. FMC shall be free to use its own marks, names or trade dress in connection with distribution of Products for use in the Field, and DONLAR shall have no interest in and shall not register or use any mark, name or trade dress of FMC. FMC shall defend, indemnify and hold harmless DONLAR against any claims of infringement or alleged infringement of any mark, name or trade dress that may be brought by a third party with respect to FMC's distribution of Products in the Field.

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    C. Confidentiality. The provisions of that certain Confidential and
    Non-Analysis Disclosure Agreement dated July 26, 1994 and amended by letter dated September 29, 1994 shall continue to apply to any confidentiality designated disclosures from either party to the other party in connection with performance hereunder.

9. Disputes. In the event of any dispute or difference of opinion between the parties arising out of or in connection with this Agreement or with regard to performance of any obligation hereunder by either party, both parties shall use their best efforts to settle such dispute or difference of opinion amicably through consultations. Unless otherwise agreed in writing, if after six (6) months after any request for consultations, the parties have failed to reach a settlement, any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or invalidity thereof, shall be finally settled by an arbitration in accordance with the then current rules of the American Arbitration Association. The number of arbitrators shall be three (3) appointed in accordance therewith, at least one of which arbitrators being named by each party. The place of arbitration shall be Philadelphia, Pennsylvania, U.S.A. The language to be used in the arbitral proceedings shall be English. Judgment on the award may be entered in any court having jurisdiction over the parties.

10. Miscellaneous.

    A. Notices. Any notice required or permitted herein may be hand delivered, telexed, telecopied, cabled, mailed or air couriered, properly addressed to the party at the address and attention set forth below or at the last known address given by such party to the other party, and shall be deemed effective upon receipt by the addressee (or under tender of delivery if the addressee refuses delivery).

        If to DONLAR                      If to FMC:
        ______________                    Tenax Road
        ______________                    Trafford Park
        ______________                    Manchester M17 lWT, United Kingdom
        Attn:_________                    Attn: Marketing Executive,
        Fax:__________                          Process Industries, Water
                                                Additives Business
                                          Fax:  0161-875-3175


    B. Waiver. A waiver of a breach of any of the provisions of this Agreement shall not be deemed to be a waiver of any succeeding breach of the same or any other provision of this Agreement.

    C. Applicable Law. The construction, performance and completion of this Agreement shall be governed by the laws of Illinois, U.S.A. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provisions of this Agreement.

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    D. Assignment. Neither party may assign this Agreement or any right, interest or obligation under this Agreement without the prior written consent of the other party and any purported assignment without such consent shall be void and ineffective. Notwithstanding the preceding provision, either party may assign its rights and delegate its performance hereunder, in whole or in part, to any affiliated company, to any successor in interest or transferee of that portion of its business that is directly involved in the performance of this Agreement.

    E. Entirety; Prior Agreements. This Agreement supersedes any and all existing agreements, whether written or oral, between the parties relating to the distribution of Products and all such prior agreements are hereby deemed terminated by mutual consent of the parties. This Agreement, including its Schedules, constitutes the full understanding of the parties and a complete and exclusive statement of the terms of their agreement on the subject matter hereof. No terms, conditions, understanding or agreement purporting to modify or vary the term of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound. No modification shall be affected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms or conditions at variance with those set forth herein.

    F. Headings. The headings used in this Agreement are for convenience of reference only and shall not be construed to limit, alter or modify this Agreement in any regard.

    G. Disclosure. The parties acknowledge that either party might be required by law to disclose the existence of this Agreement or its terms and conditions to governmental agencies or authorities throughout the world and consent to any such disclosure.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

DONLAR CORPORATION                             FMC CORPORATION (UK) LIMITED
BY: Bernardo N. Rico                           BY: Geoffrey F. Hignett
   ----------------------                         --------------------------
   Name: Bernardo N. Rico                         Name:  G. Hignett
   Title: Executive Vice President                Title: Business Director

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                                  SCHEDULE A
             TO THE MARKET DEVELOPMENT AND DISTRIBUTION AGREEMENT
                                   BETWEEN
             DONLAR CORPORATION AND FMC CORPORATION (UK) LIMITED

Products

Sodium polyaspartate CAS No. 94525-01-6
Chemical Name:             Poly-a, B-D, L-aspartic acid, sodium salt
Synonyms:                  Sodium Polyaspartate
                           L-Aspartic Acid, Homopolymer, Sodium Salt
Description:               Anionic Amino Acid Polymer

Field

Applications in the oil field industry including

- Metal corrosion inhibition
- Downhole and topside inorganic scale inhibition

1996 Price for Products:

Volume                  Price       U.S. Equivalent*
(metric tonnes)         L./kg.         ($lb.)

<15                     1.317         (0.92)
15-50                   1.260         (0.88)
51-200                  1.174         (0.82)
>200                    1.145         (0.80)


* using exchange rate of US $/L, 1.54

The price in the above price schedule which corresponds to the cumulative TOTAL volume FMC has purchased during the entire year shall apply to all actual metric tonnes of Products purchased that year. For administrative convenience, the invoiced price FMC pays during the year shall be based on its forecast demand. On or before January 31 of the next year the parties shall determine if the actual total volume of Products FMC purchased was in a different volume/price category and recalculate the total purchase price FMC should have paid on such total volume, and the party owing any money to the other party based on this recalculation shall remit such difference.

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                                  SCHEDULE B
             TO THE MARKET DEVELOPMENT AND DISTRIBUllON AGREEMENT
                                   BETWEEN
             DOLLAR CORPORATION AND FMC CORPORATION (UK) LIMITED

Products' Specifications

Common Chemical Name:                Sodium Polyaspartate, S12-21

Colour:                              Yellow to Amber

Specific Gravity:                    1.27-1.29 at 23 degrees C ASTMD-1298

pH (neat):                           9.0-10.0 at 23 degrees C ASTM E-70

Flash Point:-                        None (PMCC) ASTM D-93

Actives:                             39-42% polymer salt in an aqueous solution

Freeze Point:                        -10 degrees to -15 degrees C

Refractive Index:                    1.41-1.43 at 20 degrees C

Solubility in Water:                 Very soluble

Form:                                Liquid

Product Specifications for other sodium polyaspartates will be agreed upon

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                                  SCHEDULE C
             TO THE MARKET DEVELOPMENT AND DISTRIBUTION AGREEMENT
                                   BETWEEN
           DONLAR CORPORATION AND FERRIC CORPORATION (UK) LIMITED

A product is defined as readily biodegradable if the following pass rates are achieved in the following industry recognized OECD tests.

                               OECD Test No.        Pass %

                                   301A              70
                                   301B              60
                                   301C              60
                                   301D              60
                                   301E              70
                                   301F              60

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